iCONSUMER TURNS CUSTOMERS INTO STOCKHOLDERS  WITH INNOVATIVE NEW
E- COMMERCE SITE
iConsumer  Jumpstarts The Business Startups (JOBS) Act
(CHICAGO)   —   iConsumer is the first company of its kind: a coupon and cashback website and app rewarding customer loyalty by giving away ownership. iConsume makes customers stockholders in the company whenever they use it to shop for deals and coupons earn cash back, and refer friends.
iConsumer offers access to savings on more than 45,000 brands and cash back rebates rom 1600+ stores such as Target, Overstock.com and Expedia. In addition to these deals, customers also earn preferred stock in iConsumer every time they shop and refer friends.
Founded by Robert Grosshandler, creator of the trailblazing e-philanthropy site  iGive , iConsumer is the first company leveraging Title IV, Tier 2 (“Reg. A+”) of the 2012 JOBS Act to make every customer a shareholder. Upon iConsumer’s qualification by the SEC, iConsumer customers receive stock in a public company in return for their help in growing the business.
“iConsumer is the only company to offer tradeable stock to all of its customers,” says Grosshandler. “We’re building on the premise that ordinary people, the 99%, should have access to the startup economy. Our customers are building what could be a very large enterprise, I think they should be rewarded for that.”
“Congress made crowdfunding a startup possible. The SEC’s rules made it practical. We turned it inside out, by making every customer a shareholder in a company operating in a market where the successes have been huge. Because of that, the crowd can help make iConsumer a success and share in that success, without ever paying for even a single share of stock.”
In addition to customers earning stock as they save money and receive cash back rebates, accredited and unaccredited investors can invest in iConsumer via StartEngine, an equity crowdfunding portal.
iConsumer features include:
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Ownership :  Sign up as a member on  www.iconsumer.com  to automatically receive 100 free shares of stock. Referring new users to iConsumer also earns customers 100 more free shares. With every dollar of cash back earned, they also earn a dollar of iConsumer stock.

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Shopping:  With over 45,000 brands and 1,600+ stores offering deals on iConsumer, there is an incredible selection of savings opportunities. Coupons and exclusive sales take place daily on iConsumer with thousands of cash back deals on everything from flowers to hotels. iConsumer also offers in-store coupons and deals for shoppers who prefer brick-and-mortar stores.

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Benefits:  Being an iConsumer owner is about more than money, it’s about being part of the iConsumer community — learning about startups, learning about investing, and helping to build the business. iConsumer is releasing its Shareholder Academy next quarter, where shareholders and visitors alike can participate in the growth of a startup, learning about the thrills and opportunities a growing business encounters.

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Public.    iConsumer filed with the SEC in September. Once SEC qualified, iConsumer Corp. will comply with the heightened transparency and accountability the SEC regulations require. This includes audited financial statements, quarterly and annual reports, and management discussions about performance. In keeping with its goal of educating its shareholders, iConsumer will host webinars, provide financial dashboards, and opportunities for interaction with management at Shareholder Academy.

ABOUT ICONSUMER
iConsumer is the first company to make every customer a shareholder with tradeable stock. It offers great savings with deals and coupons from 45000+ brands, and enables customers to earn cash back from 1600+ stores such as Target, Overstock and Expedia as well as earn stock in iConsumer with each purchase. Founded by Robert Grosshandler, iConsumer is designed to help everyday people participate in building their financial future. For more information, visit www.iconsumer.com.
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Media Contacts:	Paramount Public Relations
Orly Telisman Public Relations	Jessica Prah, 312-953-3257
Orly Telisman, 312-375-1230	jessica@paramountpr.com
orly@orlypr.com	Sarah Anderson, 312-544-4190
sanderson@paramountpr.com
DISCLAIMER. iConsumer is “testing the waters” under Securities Act of 1933 regulation. This process allows companies to determine whether there may be an interest in an eventual offering of its securities. The company is not under any obligation to make an offering under Regulation A. It may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If the company does go ahead with an offering, it will only be able to make sales after it has filed an offering statement with the SEC and the SEC has “qualified” the offering statement. The information in that offering statement will be more complete than the information the company is providing now, and could differ in important ways. Investors must read the documents filed with the SEC before investing.   Statements herein apply only to U.S. citizens.